EXHIBIT 11.1

                                    CRAY INC.
                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                    (in thousands, except for per share data)

                                        Three months ended          Six months ended
                                             June 30,                  June 30,
                                      ----------------------    -------------------------
                                         1999         2000         1999           2000
                                      ----------    --------    -----------    ----------
Net income (loss) for common share    $   (6,717)   $  2,661    $   (13,598)   $   (5,344)
                                      ==========    ========    ===========    ==========
Weighted average common
  shares, basic                           16,677      33,367         15,696        31,492
Net effect of dilutive stock options                      87                           87
Net effect of dilutive warrants                           18                           18
Weighted average common shares,
  diluted                                 16,677      33,472         15,696        31,597
                                      ==========    ========    ===========    ==========
Earnings (loss) per share, basic      $    (0.40)   $   0.08    $     (0.87)   $    (0.17)
                                      ==========    ========    ===========    ==========
Earnings (loss) per share, diluted    $    (0.40)   $   0.08    $     (0.87)   $    (0.17)
                                      ==========    ========    ===========    ==========
Potentially dilutive securities
  excluded from computation because
  they are anti-dilutuve                  17,735      19,464         17,735        19,464
                                      ==========    ========    ===========    ==========